EXHIBIT 10.15

SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF INTERESTS

THIS SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF INTERESTS (this “Second Amendment”), is made as of the 16th day of May, 2006, by and between HOME PROPERTIES, L.P., a New York limited partnership (“Home Properties") and HOME PROPERTIES WMF I, LLC, a New York limited liability company (“Home Properties WMF”; and together with Home Properties, as “Sellers”), and THE LIGHTSTONE GROUP, LLC, a New Jersey limited liability company (as “Buyer”).

RECITALS

WHEREAS, Sellers and Buyer have entered into that certain Agreement For Purchase and Sale of Interests (South Michigan Portfolio), dated as of April 26, 2006, as amended by that certain First Amendment to Agreement For Purchase and Sale of Interests, dated as of May 12, 2006 (collectively, the “Contract”), covering the sale and purchase of certain entities as more particularly described therein; and

WHEREAS, the parties hereto wish to amend the Contract as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) each to the other in hand paid, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. All capitalized terms used in this Second Amendment shall have the same meanings ascribed to them in the Contract, unless otherwise herein defined.

2. Modifications. Effective as of the date hereof, the Contract is hereby modified and amended by:

(i) Deleting Section 2(a) of the Contract and replacing same with the following language:

“ (a) The aggregate purchase price (“Purchase Price”) payable by Buyer for the Interests is Two Hundred Twenty-Eight Million Seven Hundred Thirty-Eight Thousand Five Hundred and No/100 Dollars ($228,738,500), subject to such apportionments, adjustments and credits as are provided in this Agreement.”

(ii) Adding the following at the end of Section 5:

“ (d) From May 16, 2006 until the date that is six (6) months after the Closing, neither Sellers nor any affiliate of Sellers, will directly or indirectly, solicit (except for job postings by Sellers available to the general public) or hire for employment any Employee or any employee from any regional office from which any of the Properties is being managed (but excluding Chris Lang, Julie Manthey, Don Denny, Marc Dykes and Tina Partridge), without the prior written consent of the Buyer, which consent may be withheld in Buyer’s sole and absolute discretion.”

(iii) Adding the following at the end of Section 7:

“ (d) Notwithstanding anything to the contrary set forth herein, Sellers shall be responsible for all litigation against each Property and each Company which arises or results from occurrences prior to the Closing, and each Seller, jointly and severally, shall indemnify, hold harmless and defend the Buyer and the Companies and their respective successors and assigns from and against any Claim relating or attributable thereto. Notwithstanding anything to the contrary set forth herein, Sellers liability for Claims under this Section 7(d) shall be unlimited and shall survive the Closing without limitation.”

(iv) Deleting the first sentence on Section 13 of the Contract and replacing same with the following language:

“If this Agreement shall not have been terminated by Sellers or Buyer, for any of the reasons set forth in this Agreement, and within the time(s) herein limited, the closing of the conveyance of the Interests of the New Companies (the "Closing") shall occur on June 23, 2006; provided, however, that Buyer shall be entitled, upon written notice to the Sellers given no later than June 23, 2006, to postpone such original closing date to no later than June 30, 2006, as to which TIME SHALL BE OF THE ESSENCE (such date, as same may be postponed pursuant to this Section 13, being hereinafter referred to as the “Closing Date”).”

(v) Deleting Section 15(a)(i) of the Contract and replacing same with the following language:

“ (i) Real estate and personal property taxes based on the concurrent fiscal year method, whereby taxes for each taxing jurisdiction are deemed applicable to the fiscal year of such jurisdiction during which the tax is levied;”

(vi) Adding the following at the end of Section 9:

“ (d) Without limiting any of the rights of Buyer elsewhere set forth in this Agreement and in additional to the Buyer’s Conditions applicable with respect to the Property known as Springwells Park (“Springwells”), it is agreed that the obligations of Buyer under this Agreement to purchase and pay for the Interests applicable to the New Company holding fee title to Springwells shall be subject to the satisfaction on or prior to the Closing of the following conditions (the “Springwells Buyer’s Conditions”): (i) completion of all life and safety repairs (the “Life/Safety Repairs”) required by the applicable municipality having jurisdiction over Springwells (the “Springwells Municipality”) to such municipality’s satisfaction pursuant to a written notice thereof; and (ii) there being no reasonable risk that the Springwells Municipality shall take steps to prohibit Buyer’s operation of Springwells as a multi-tenant facility for non-completion of other repairs being required by such municipality; provided, however, that if all the Springwells Buyer’s Conditions are not satisfied on or prior to the Closing, then the Closing, with respect to Springwells only, shall be postponed for up to sixty (60) days during which time Buyer and Sellers shall work together, at Seller’s sole cost and expense, to satisfy the Springwells Buyer’s Conditions. In such event, the parties shall close the transaction with respect to the Interests in all New Companies with the exception of Springwells on the original Closing Date and the Purchase Price shall be reduced by the amount allocated to Springwells, as agreed by Buyer and Sellers, and the portion of the Earnest Money Deposit allocated to Springwells, as agreed by Buyer and Sellers, shall continue to be held in escrow, to be released at the Springwells closing or returned to Buyer in the event of termination as described in the next sentence. If the Springwells Buyer’s Conditions are not satisfied within such additional time period, then either party may terminate this Agreement with respect to Springwells and the provisions of Section 33 shall apply.”

(vii) Deleting the last sentence of the first paragraph of Section 32 of the Contract and replacing same with the following:

“Notwithstanding anything to the contrary set forth herein but subject to Section 9(d) of the Contract, in the event the Springwells Municipality shall issue a conditional certificate of occupancy which provides that repairs are to be completed after the Closing (other than Life/Safety Repairs which shall remain the Seller’s obligation), then Buyer agrees to accept a conditional certificate of occupancy and will complete such repairs after the Closing at its cost (except with respect to Life/Safety Repairs which shall continue to be the responsibility of Sellers) and sign any documentation requested or required by the Springwells Municipality in connection therewith.”

(viii) Adding a new Section 35 as follows:

“35. LITIGATION ASSISTANCE. With regard to any litigation or claims which relate to periods prior to Closing, including without limitation the matters described on Schedule 5 and litigation referred to in Section 7, after Closing, Buyer will cooperate with Sellers and their agents in assisting Sellers to investigate and defend same, at no cost to Buyer. Without limiting the foregoing, after Closing, Buyer will provide Sellers and their agents reasonable access to the Properties, to documents and to employees for consultation on any such claim or litigation matter.”

(ix) Deleting Schedule 6 of the Contract and replacing same with Schedule 6 attached hereto

3. Creation of New Companies. Sellers acknowledge and agree that: (i) on or prior to Closing, the fee ownership of each of the Properties will be transferred to a newly-created Delaware limited liability company, the name and formation documentation of which shall be in Buyer’s sole and absolute discretion (except the Operating Agreement which Buyer may amend and restate at Closing)(the “New Companies”); (ii) all references in the Contract to Seller’s obligation to transfer “Interests” shall refer to the “Interests” in the New Companies; (iii) all references in the Contract to “Company” shall refer to “New Company”; and (iv) prior to Closing, Schedule 1 to the Contract will be modified to reflect the names of each New Company and Recital (b) to the Contract shall be deemed modified in accordance with the modified Schedule 1.

4. Board Approval. The Contract, as amended by this Second Amendment, shall be subject to the approval of the board of directors of Home Properties, Inc., (“Board”) to be obtained by Sellers no later than May 18, 2006 at 4 PM (Eastern Standard Time) (“Board Approval Deadline”). If the Board has not approved the Contract, as amended by this Second Amendment, prior to the Board Approval Deadline, as to which TIME SHALL BE OF THE ESSENCE, then either party may terminate this Contract and the Earnest Money Deposit shall be returned immediately to Buyer and neither party shall have any further rights or obligations under the Agreement except for those provisions that expressly survive the termination of the Agreement.

5. Due Diligence Period Ended. Buyer hereby acknowledges that the Due Diligence Period described in Section 11 of the Contract has ended.

6. Title/Survey Objections. Sellers acknowledge and agree that Buyer reserves all rights under the Contract with respect to the title and survey objections provided to Sellers in the letter and enclosures dated May 12, 2006 from Herrick Feinstein LLP, submitted via facsimile on May 12, 2006 and supplemented via facsimile on May 16, 2006.

7. No Other Changes. Except as modified by this Second Amendment, the Contract shall remain in full force and effect.

8. Counterparts. This Second Amendment may be executed in counterparts, all of which, when taken together, shall constitute one original. Facsimile signatures shall be deemed originals for all purposes.

[THE SIGNATURE PAGE FOLLOWS ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date and year first above written.

BUYER:

THE LIGHTSTONE GROUP, LLC

By:	/s/ David Lichtenstein
David Lichtenstein, Chief Executive Officer

SELLER:

HOME PROPERTIES, L.P.

By:	Home Properties, Inc., General Partner

By:	/s/ John E. Smith
John E. Smith, Senior Vice President

HOME PROPERTIES WMF I, LLC

By:	Home Properties, L.P., Sole Member

By:	Home Properties, Inc., General Partner

By:	/s/ John E. Smith
John E. Smith, Senior Vice President

SCHEDULE 6

Buyer has received municipal inspection reports from Sellers for the following Properties:

1.	Carriage Hill
2.	Carriage Park
3.	Charter Square
4.	Cherry Hill Club
5.	Cherry Hill Village
6.	Hampton Court
7.	Oak Park
8.	Scotsdale
9.	Springwells